Exhibit 10.2

AGREEMENT TO TERMINATE THE QUANEX CORPORATION

1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

This TERMINATION AGREEMENT by Quanex Corporation, a Delaware corporation (the “Company”),

WITNESSETH:

WHEREAS, the Company maintains the Quanex Corporation 1997 Non-Employee Director Stock Option Plan (the “Plan”) for the benefit of its non-employee directors; and

WHEREAS, the Company has determined to terminate the Plan effective December 5, 2002;

NOW, THEREFORE, effective as of December 5, 2002, the Plan is hereby terminated so that no further stock options shall be granted under the Plan after December 5, 2002.  The Plan shall remain in effect as to all stock options outstanding as of December 5, 2002, until such options lapse or are exercised in accordance with the terms of the Plan.

Approved by the Board of Directors:  December 5, 2002